Pike Electric Reports Fourth Quarter and Full Fiscal Year 2007 Results

             -- Fiscal fourth quarter EPS increases 89% to $0.17 --

  -- Gross margins increase 320 basis points to 17.8% in the fourth quarter --

                -- Debt reduced by $23 million in the quarter --

      MT. AIRY, N.C., Aug. 28 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PEC) today announced the results for its fiscal fourth quarter and year ended June 30, 2007.

      Fiscal 2007 Fourth Quarter Results

      Total revenues for the fourth quarter of fiscal 2007 were $144.3 million, compared to $156.1 million in the fourth quarter of fiscal 2006. Core powerline revenues for the fourth quarter of fiscal 2007 were $136.6 million, as compared to $145.8 million for the fourth quarter of fiscal 2006. Core powerline revenue per billable hour increased approximately 6% year over year, reflecting more favorable pricing from contract renegotiations and elimination of certain unprofitable accounts. Core powerline billable hours decreased approximately 13% year over year in the quarter due primarily to reduced headcount from recent efforts to exit certain contracts and the negative impact of wet weather in parts of the South. Storm restoration revenues totaled $7.7 million for the fourth quarter of fiscal 2007, compared to $10.3 million for the fourth quarter of fiscal 2006.

      Gross profit for the fourth quarter of fiscal 2007 was $25.6 million, or 17.8% of revenue, as compared to $22.8 million, or 14.6% revenue, for the fourth quarter of fiscal 2006. The improvement in gross margin of approximately 320 basis points year over year was primarily due to the successful elimination of certain low margin accounts, the negotiation of more favorable pricing on contracts and an improved self-insurance claim experience.

      General and administrative expenses for the fourth quarter of fiscal 2007 were $11.8 million, or 8.2% of revenue, an 11.0% decrease from $13.2 million, or 8.5% of revenue, for the fourth quarter of fiscal 2006. This decrease in general and administrative expenses reflects a reduction in legal expenses, partially offset by higher consulting fees related to recent investments in IT infrastructure. Interest expense decreased 8.4% to $4.5 million compared to the fourth quarter of 2006 primarily due to lower debt balances.

      Net income for the fourth quarter of fiscal 2007 totaled $5.6 million, or $0.17 per diluted share, compared to net income of approximately $3.0 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2006.

      As of June 30, 2007, Pike Electric's cash and cash equivalent balance was $1.5 million versus $3.4 million at June 30, 2006. The Company has reduced total debt by $23.0 million to $191.5 million during the fourth quarter and by $62.0 million since June 30, 2006.

      "We are very pleased with the progress we made this quarter," stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric. "We not only reported solid improvement in gross margins year over year, we continued to maintain margins on a sequential basis in the fourth quarter, despite a significantly lower contribution from storm restoration revenues. As part of our previously communicated strategy, we continued to enhance our profitability by renegotiating or exiting certain lower-margin contracts as well as improving utilization and efficiency. This improvement was somewhat offset by unfavorable wet weather conditions in some of our key markets. I am confident that our focus on improving utilization, contract profitability, enhanced IT systems and debt reduction initiatives, positions us well to capitalize on strong industry fundamentals and consistently grow our core business over the long-term."

      Fiscal 2007 Full Year Results

      Total revenues for the fiscal year ended June 30, 2007 were $596.8 million, as compared to $727.5 million for fiscal year 2006. Core powerline revenues for fiscal 2007 were $543.6 million, as compared to $542.2 million for fiscal 2006, as an approximate 4% increase in core powerline revenue per billable hour more than offset the approximate 3% decline in core powerline billable hours. Storm restoration revenues totaled $53.2 million for fiscal 2007, a decrease of 71% from $185.3 million in fiscal 2006, as prior year revenues benefited from repair and maintenance work following Hurricanes Dennis, Katrina, Rita and Wilma. Net income for the fiscal year ended June 30, 2007 totaled $18.4 million, or $0.55 per diluted share, compared to net income of $34.4 million, or $1.07 per diluted share, for fiscal 2006.

      Outlook

      Based on current customer contracts and business conditions, for its fiscal year 2008, the Company expects core powerline revenues to range from $550 million to $560 million. The Company expects total gross profit margins to be in the range of 16% to 17% and general and administrative expenses to be in a range of 7% to 8% of revenues. This guidance assumes storm restoration revenues of approximately $50 million to $70 million for fiscal 2008. Any significant variations in storm restoration revenues may result in year-to-year fluctuations in core powerline revenue growth.

      Conference Call

      Pike Electric will host a conference call today to discuss financial results for its fiscal fourth quarter and year ended June 30, 2007 at 5:00 p.m. EDT on August 28, 2007. This call is being web cast and can be accessed by visiting the Investor Relations section of our website at www.pike.com. The call can also be accessed live over the phone by dialing (800) 811-8824, or for international callers, (913) 981-4903. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode is 7485156. The replay will be available until September 4, 2007.

      About Pike Electric

      Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. Its core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

      Safe Harbor

      This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the "Outlook" section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2006 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                     June 30          June 30
                                                       2007             2006
                                                   (Unaudited)
                ASSETS
Current assets:
 Cash and cash equivalents                         $     1,467     $     3,391
 Accounts receivable, net                               59,603          66,629
 Work completed not billed                              44,527          56,430
 Inventories                                             8,535           8,041
 Prepaid expenses and other                              6,219           5,928
 Deferred income taxes                                  13,633          12,460
  Total current assets                                 133,984         152,879
Property and equipment, net                            267,740         284,452
Goodwill                                                94,402          94,402
Other intangibles, net                                  43,228          49,978
Deferred loan costs, net                                 4,482           6,265
Other assets                                             1,661           1,990
  Total assets                                     $   545,497     $   589,966

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                  $     8,503     $     9,706
 Accrued compensation                                   20,597          24,954
 Accrued expenses and other                              4,447           5,186
 Income taxes payable                                    6,146              57
 Current portion deferred compensation                   3,544          10,614
 Current portion of insurance and
  claim accruals                                        26,669          18,867
 Revolving credit facility                                  --           4,500
  Total current liabilities                             69,906          73,884
Long-term debt, net of current portion                 191,500         249,000
Insurance and claim accruals, net of
 current portion                                        10,894          13,439
Deferred compensation, net of current portion            9,315          10,378
Deferred income taxes                                   67,259          72,333
Other liabilities                                          562             200
Commitments and contingencies
Stockholders' equity:
 Preferred stock, par value $0.001 per share;
  100,000 shares authorized; no shares
  issued and outstanding                                    --              --
 Common stock, par value $0.001 per share;
  100,000 shares authorized; 32,916 and
  32,577 shares issued and outstanding
  at June 30, 2007 and 2006, respectively                6,426           6,426
 Additional paid-in capital                            142,849         135,869
 Accumulated other comprehensive
  income (loss)                                             (8)             --
 Retained earnings                                      46,794          28,437
  Total stockholders' equity                           196,061         170,732
  Total liabilities and stockholders' equity       $   545,497     $   589,966

                   PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                    (In thousands, except per share amounts)

                                            Three months ended             Twelve months ended
                                                June 30,                        June 30,
                                           2007            2006            2007            2006
                                       (Unaudited)     (Unaudited)     (Unaudited)
Revenues                               $   144,340     $   156,112     $   596,837     $   727,470
Cost of operations                         118,699         133,278         499,422         599,247

Gross profit                                25,641          22,834          97,415         128,223
General and administrative
 expenses                                   11,780          13,244          46,486          45,228
Loss on sale of property and
 equipment                                     204             345           1,052           2,250

Income from operations                      13,657           9,245          49,877          80,745
Other expense (income):
 Interest expense                            4,523           4,936          19,799          24,272
 Other, net                                    (37)            (59)           (236)           (220)
Total other expense                          4,486           4,877          19,563          24,052

Income before income taxes                   9,171           4,368          30,314          56,693
Income tax expense                           3,600           1,373          11,957          22,324

Net income                             $     5,571     $     2,995     $    18,357     $    34,369

Earnings per share:
 Basic                                 $      0.17     $      0.09     $      0.57     $      1.11
 Diluted                               $      0.17     $      0.09     $      0.55     $      1.07

Shares used in computing earnings
 per share:
 Basic                                      32,588          32,097          32,416          31,023
 Diluted                                    33,604          33,243          33,366          32,252